Exhibit 2.1
SOLICITATION VERSION
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
INSIGHT HEALTH SERVICES	)
HOLDINGS CORP., et al.,[1]	)	Case No. 10-[_____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

DEBTORS’ PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION

James H.M. Sprayregen, P.C.	Ryan Blaine Bennett (pro hac vice pending)
Edward O. Sassower	Paul Wierbicki (pro hac vice pending)
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
601 Lexington Avenue	300 North LaSalle Street
New York, New York 10022	Chicago, Illinois 60654
Telephone: (212) 446-4800	Telephone: (312) 862-2000
Facsimile: (212) 446-4900	Facsimile: (312) 862-2200
Proposed Counsel to the Debtors and Debtors in Possession

Dated: December 10, 2010

1	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, include: InSight Health Services Holdings Corp. (0028); InSight Health Services Corp. (2770); Comprehensive Medical Imaging Centers, Inc. (6946); InSight Health Corp. (8857); Maxum Health Services Corp. (5957); North Carolina Mobile Imaging I LLC (9930); North Carolina Mobile Imaging II LLC (0165); North Carolina Mobile Imaging III LLC (0251); North Carolina Mobile Imaging IV LLC (0342); North Carolina Mobile Imaging V LLC (0431); North Carolina Mobile Imaging VI LLC (0532); North Carolina Mobile Imaging VII LLC (0607); Open MRI, Inc. (1529); Orange County Regional PET Center — Irvine, LLC (0190); Parkway Imaging Center, LLC (2858); Comprehensive Medical Imaging, Inc. (2473); and Signal Medical Services, Inc. (2413). The location of the Debtors’ corporate headquarters and the Debtors’ service address is: 26250 Enterprise Court, Suite 100, Lake Forest, California 92630.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW	1
A. Defined Terms	1
B. Rules of Interpretation	10
C. Computation of Time	11
D. Governing Law	11
E. Reference to Monetary Figures	11
F. Reference to the Debtors or the Reorganized Debtors	11

ARTICLE II. DIP FACILITY CLAIMS, ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS	11
A. DIP Facility Claims	11
B. Administrative Claims	11
C. Priority Tax Claims	12

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	12
A. Summary of Classification	12
B. Treatment of Claims and Interests	13
C. Special Provision Governing Unimpaired Claims	16
D. Acceptance or Rejection of the Plan	16
E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	16
F. Controversy Concerning Impairment	17

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN	17
A. Sources of Consideration for Plan Distributions	17
B. Limited Substantive Consolidation	17
C. Exit Facility	17
D. Issuance of New Common Stock and Other Securities	18
E. Warrants	19
F. Stockholders Agreement	19
G. Section 1145 Exemption	19
H. Listing of New Common Stock	19
I. New Certificates of Incorporation and New By-Laws	19
J. Reorganized Debtors’ Boards of Directors and Officers	20
K. Corporate Existence	20
L. Vesting of Assets in the Reorganized Debtors	20
M. Cancellation of Securities and Agreements	20
N. Restructuring Transactions	21
O. Corporate Action	21
P. Effectuating Documents; Further Transactions	22
Q. Exemption from Certain Taxes and Fees	22
R. Employee and Retiree Benefits	22
S. D&O Liability Insurance Policies	22
T. Indemnification Provisions	23
U. Preservation of Rights of Action	23
V. Priority Tax Claims & Administrative Claims Bar Dates	23

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	24
A. Assumption and Rejection of Executory Contracts and Unexpired Leases	24
B. Payments Related to Assumption of Executory Contracts and Unexpired Leases	24
C. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	24
D. Compensation and Benefit Programs	24

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E. Intercompany Contracts, Contracts and Leases Entered into After the Petition Date	25
F. Modifications, Amendments, Supplements, Restatements or Other Agreements	25
G. Reservation of Rights	25
H. Nonoccurrence of Effective Date	25
I. Rejection Damages Claims Bar Date	25

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	26
A. Timing and Calculation of Amounts to Be Distributed	26
B. Distribution Agent	26
C. Rights and Powers of Distribution Agent	26
D. Distributions on Account of Claims Allowed After the Effective Date	26
E. Delivery of Distributions and Undeliverable or Unclaimed Distributions	27
F. Compliance with Tax Requirements and Allocations	28
G. Setoffs	28
H. Claims Paid or Payable by Third Parties	28

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS	29
A. Prosecution of Objections to Claims	29
B. Procedures Regarding Disputed Claims	29
C. Allowance of Claims and Interests	30
D. No Distributions Pending Allowance	30
E. Distributions After Allowance	30

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS	30
A. Discharge of Claims and Termination of Interests	30
B. Subordinated Claims	31
C. Compromise and Settlement of Claims, Interests and Controversies	31
D. Debtor Release	31
E. Third Party Release	32
F. Exculpation	33
G. Indemnification	33
H. Injunction	33
I. Setoffs	34
J. Release of Liens	34

ARTICLE IX. ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS	34
A. Professional Fee Escrow Account	34
B. Professional Fee Reserve Amount	35
C. Post-Confirmation Date Fees and Expenses	35
D. Payment of Fees and Expenses of the Ad Hoc Noteholders Committee Professionals	35

ARTICLE X. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	35
A. Conditions Precedent to Confirmation	35
B. Conditions Precedent to Consummation	35
C. Waiver of Conditions	36
D. Effective Date	36
E. Effect of Non-Occurrence of Conditions to Consummation	36

ARTICLE XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	36
A. Modification and Amendments	36
B. Effect of Confirmation on Modifications	37
C. Revocation or Withdrawal of the Plan	37

ARTICLE XII. RETENTION OF JURISDICTION	37

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ARTICLE XIII. MISCELLANEOUS PROVISIONS	39
A. Immediate Binding Effect	39
B. Additional Documents	39
C. Payment of Statutory Fees	39
D. Dissolution of Committees	39
E. Reservation of Rights	39
F. Successors and Assigns	40
G. Service of Documents	40
H. Term of Injunctions or Stays	40
I. Entire Agreement	40
J. Nonseverability of Plan Provisions	40
K. Conflicts	41

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DEBTORS’ PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION

     InSight Health Services Holdings Corp. and the other Debtors in the above-captioned Chapter 11 Cases respectfully propose the following prepackaged joint chapter 11 plan of reorganization for the resolution of outstanding Claims against, and Interests in, the Debtors pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101—1532. Capitalized terms used in the Plan shall have the meanings ascribed to such terms in Article I.A hereof. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The material terms of the Plan have been agreed to by the Ad Hoc Noteholders Committee pursuant to the Restructuring Support Agreement.
     ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THE PLAN PROVIDES FOR SUBSTANTIVE CONSOLIDATION OF ALL OF THE ESTATES FOR ALL PURPOSES ASSOCIATED WITH CONFIRMATION AND CONSUMMATION OF THE PLAN.
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW
A. Defined Terms
     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:
     1. “Accrued Professional Compensation” means, at any given moment, all accrued fees and expenses (including success fees) for services rendered by a Professional through and including the Confirmation Date, to the extent such fees and expenses have not been paid pursuant to the Interim Compensation Order or other order of the Bankruptcy Court and regardless of whether a fee application has been Filed for such fees and expenses. To the extent the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount by which such fees or expenses are reduced or denied shall no longer constitute Accrued Professional Compensation.
     2. “Ad Hoc Noteholders Committee” means that certain committee of Holders of Senior Secured Notes Claims represented by the Ad Hoc Noteholders Committee Professionals.
     3. “Ad Hoc Noteholders Committee Professionals” means Skadden, Arps, Slate, Meagher & Flom LLP, as counsel to the Ad Hoc Noteholders Committee, and FocalPoint Securities, LLC, as financial advisor to the Ad Hoc Noteholders Committee.
     4. “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to section 503(b)(3), (4) and (5) of the Bankruptcy Code; and (e) the Noteholder Professional Fees.
     5. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

     6. “Allowed” means with respect to Claims: (a) any Claim proof of which is timely Filed (or for which Claim under the Plan, the Bankruptcy Code or Final Order of the Bankruptcy Court a Proof of Claim is or shall not be required to be Filed); (b) any Claim that is listed in the Schedules as not contingent, not unliquidated and not disputed and for which no Proof of Claim has been timely Filed; or (c) any Claim Allowed pursuant to the Plan; provided, however, that with respect to any Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to any Claim no objection to the allowance thereof has been brought within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or such an objection is so brought, and the Claim shall have been Allowed for voting purposes only by a Final Order pursuant to the terms of the Plan. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed and for which no Proof of Claim is or has been timely Filed is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval or order of the Bankruptcy Court.
     7. “Ballots” means the ballots accompanying the Disclosure Statement, upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process, and which must be actually received on or before the Voting Deadline.
     8. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101—1532, as applicable to the Chapter 11 Cases.
     9. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157 and/or the order of the United States District Court for the Southern District of New York, the United States District Court for the Southern District of New York.
     10. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local and chambers rules of the Bankruptcy Court.
     11. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     12. “Cash” means the legal tender of the United States of America or the equivalent thereof, including, without limitation, bank deposits, wire transfers and checks or similar negotiable instruments.
     13. “Causes of Action” means any claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license or franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.
     14. “Certificate” means any instrument evidencing a Claim or an Interest.
     15. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

     16. “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.
     17. “Claims Objection Bar Date” means, as applicable, the latest of: (x) the Effective Date; (y) 180 days after the relevant Proof of Claim is Filed; or (z) such later period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors.
     18. “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.
     19. “Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent for the Senior Secured Notes.
     20. “Committee” or “Committees” means any official committee (and any and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.
     21. “Compensation and Benefit Claims” means any and all Claims arising on account of, or relating to, the Compensation and Benefits Programs assumed pursuant to Article V.D hereof.
     22. “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees and non-employee directors and the employees, former employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans.
     23. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article X.A hereof having been: (a) satisfied; or (b) waived pursuant to Article X.C hereof.
     24. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
     25. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.
     26. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
     27. “Consenting Noteholders” means the Holders of Senior Secured Notes Claims that are parties to the Restructuring Support Agreement.
     28. “Consummation” means the occurrence of the Effective Date.
     29. “Corporate Governance Documents” means the (a) New Certificates of Incorporation, (b) New By-Laws, (c) Stockholders Agreement and (d) Registration Rights Agreement, each of which shall be Filed with the Bankruptcy Court pursuant to the Plan Supplement.
     30. “Creditors’ Committee” means the official committee of unsecured creditors (including any and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any.
     31. “Cure Claim” means a Claim based upon the Debtors’ defaults, if any, on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

     32. “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’ and officers’ liability maintained by the Debtors as of the Petition Date.
     33. “Debtor” means one of the Debtors, in its individual capacity as a debtor in the Chapter 11 Cases.
     34. “Debtor Release” means the release given by the Debtors to the Debtor Releasees as set forth in Article VIII.D hereof.
     35. “Debtor Releasees” means, collectively, all current and former affiliates, subsidiaries, managed accounts or funds, officers, directors, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies and officers, directors, partners, principals, employees and agents thereof, fund advisors and other professionals of the Debtors, in each case in their capacity as such.
     36. “Debtors” means, collectively, the Debtors in the Chapter 11 Cases: (a) InSight Health Services Holdings Corp.; (b) InSight Health Services Corp.; (c) Comprehensive Medical Imaging Centers, Inc.; (d) InSight Health Corp.; (e) Maxum Health Services Corp.; (f) North Carolina Mobile Imaging I LLC; (g) North Carolina Mobile Imaging II LLC; (h) North Carolina Mobile Imaging III LLC; (i) North Carolina Mobile Imaging IV LLC; (j) North Carolina Mobile Imaging V LLC; (k) North Carolina Mobile Imaging VI LLC; (l) North Carolina Mobile Imaging VII LLC; (m) Open MRI, Inc.; (n) Orange County Regional PET Center — Irvine, LLC; (o) Parkway Imaging Center, LLC; (p) Comprehensive Medical Imaging, Inc.; and (q) Signal Medical Services, Inc.
     37. “Debtors in Possession” means, collectively, the Debtors, as debtors in possession in the Chapter 11 Cases, pursuant to sections 1107 and 1108 of the Bankruptcy Code.
     38. “DIP Agent” means the administrative agent under the DIP Credit Agreement or any successor agent appointed in accordance thereof, as applicable.
     39. “DIP Credit Agreement” means that certain debtor in possession credit agreement to be executed on or prior to the Petition Date by and among the Debtors, the DIP Agent, the DIP Lenders named therein and the other parties thereto, as the same may be subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.
     40. “DIP Facility” means that certain debtor in possession credit facility entered into pursuant to the DIP Credit Agreement.
     41. “DIP Facility Claims” means any and all Claims arising under or related to the DIP Facility.
     42. “DIP Lenders” means the DIP Agent and the banks, financial institutions and other lender parties to the DIP Credit Agreement from time to time, each in their capacity as such.
     43. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization, as further amended, supplemented or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, which shall have been prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules and any other applicable law.
     44. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.
     45. “Distribution Agent” means the Reorganized Debtors, or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.
     46. “Effective Date” means the date selected by the Debtors that is a Business Day after the Confirmation Date on which the conditions as specified in the Plan, including Article X.B hereof, have been satisfied or waived. Unless otherwise specifically provided in the Plan, anything required to be done by the Debtors on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.
     47. “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.
     48. “Equity Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date, including any Claim subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising therefrom; provided, however, that Equity Interest does not include any Intercompany Interest.
     49. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.
     50. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a—78oo, as amended, the rules and regulations promulgated thereunder, and any similar federal, state or local law.
     51. “Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Debtor Releasees; (d) the Indenture Trustee; (e) the Third Party Releasees; and (f) all of the current and former affiliates, subsidiaries, managed accounts or funds, officers, directors, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies and officers, directors, partners, principals, employees and agents thereof, fund advisors and other professionals of each of the foregoing Entities (whether current or former, in each case in their capacity as such).
     52. “Exculpation” means the exculpation provision set forth in Article VIII.F hereof.
     53. “Executory Contract” means a contract to which one or more than one of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
     54. “Exit Facility” means the new revolving credit facility to be entered into by the Debtors pursuant to the Exit Facility Agreement.
     55. “Exit Facility Agent” means Bank of America, N.A., or such other party as identified in the Exit Facility Agreement in its capacity as administrative agent under the Exit Facility.
     56. “Exit Facility Agreement” means that certain credit agreement to be executed on or before the Effective Date, including and incorporating any agreements, amendments, documents or supplements related thereto, all in form and substance acceptable to the Requisite Consenting Noteholders and on commercially reasonable terms for similar transactions acceptable to the Debtors and the Exit Facility Agent.
     57. “Fee Claim” means a Claim for Accrued Professional Compensation.
     58. “File,” “Filed” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
     59. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.
     60. “General Unsecured Claim” means any unsecured Claim against any of the Debtors that is not: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) a Section 510(b) Claim; or (e) an Intercompany Claim.

     61. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.
     62. “Holder” means any Entity holding a Claim or an Interest.
     63. “Impaired” means any Claim or Interest in an Impaired Class.
     64. “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.
     65. “Indemnification” means the indemnification provision set forth in Article VIII.G hereof.
     66. “Indemnification Provision” means each of the Debtors’ indemnification provisions currently in place whether in the bylaws, certificates of incorporation, other formation documents, board resolutions or employment contracts for the current and former directors, officers, managers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors’, officers’ and managers’ respective Affiliates.
     67. “Indemnified Parties” means, collectively, the Debtors and each of their respective current and former officers, directors, managers and employees, each in their respective capacities as such.
     68. “Indenture” means that certain indenture by and among InSight Health Services Corp., certain Affiliates thereof, as guarantors, and U.S. Bank National Association, as trustee, dated September 22, 2005, as the same may have been amended from time to time.
     69. “Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee under the Indenture.
     70. “Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate against a Debtor.
     71. “Intercompany Contracts” means any Executory Contract, Unexpired Lease, agreement, contract or lease the counterparty or counterparties to which are Debtors.
     72. “Intercompany Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor, which is held by another Debtor or an Affiliate of a Debtor. For the avoidance of doubt, Intercompany Interests excludes Equity Interests in InSight Health Services Holdings Corp.
     73. “Interests” means, collectively, Equity Interests and Intercompany Interests.
     74. “Interim Compensation Order” means an order of the Bankruptcy Court allowing Professionals to seek interim compensation in accordance with the procedures approved therein, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.
     75. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001.
     76. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.
     77. “Management Equity Plan” means that certain post-Effective Date Management Equity Plan, for which up to eight percent (8%) of the fully diluted New Common Stock shall be reserved, and the terms of which plan and equity grants thereunder shall be determined and implemented on or as soon as reasonably practicable after the Effective Date by the New Board or any compensation committee thereof in its discretion.

     78. “New Board” means the board of directors of Reorganized InSight Health Services Holdings Corp. The members of the New Board shall be appointed in accordance with the New By-Laws and the Stockholders Agreement.
     79. “New By-Laws” means the form of by-laws of each of the Reorganized Debtors, consistent with Annex 1 to the Plan Term Sheet, which form will be Filed pursuant to the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Noteholders.
     80. “New Certificates of Incorporation” means the form of the certificates of incorporation or formation of each of the Reorganized Debtors, which form will be Filed pursuant to the Plan Supplement and which shall be in form and substance consistent with Annex 1 to the Plan Term Sheet and reasonably acceptable to the Requisite Consenting Noteholders.
     81. “New Common Stock” means newly issued shares of common stock of Reorganized InSight Health Services Holdings Corp., issued on the Effective Date with a par value of $.01 per share.
     82. “Noteholder Professional Fees” means those fees including, but not limited to, all reasonable fees and out-of-pocket expenses incurred by each of the Indenture Trustee, the Collateral Agent and the Ad Hoc Noteholders Committee, including but not limited to the reasonable professional fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and FocalPoint Securities, LLC in their capacities as professional advisors to the Ad Hoc Noteholders Committee, and the professional advisors of the Indenture Trustee and the Collateral Agent, whether or not the Plan is ultimately consummated.
     83. “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim.
     84. “Other Secured Claim” means any Secured Claim that is not: (a) a Revolving Credit Facility Claim; (b) a Senior Secured Notes Claim; or (c) a DIP Facility Claim.
     85. “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.
     86. “Petition Date” means the date of commencement of the Chapter 11 Cases, which is intended to occur on or about December 10, 2010, , but, in any case, after solicitation of the Plan has commenced..
     87. “Plan” means this Debtors’ Prepackaged Joint Chapter 11 Plan of Reorganization, as may be amended, supplemented or modified from time to time, including the Plan Supplement and all annexes, appendices, attachments, exhibits and/or schedules hereto or to the Plan Supplement, all of which are incorporated herein by reference.
     88. “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan, to be Filed on or before the Plan Supplement Filing Date, as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, including: (a) to the extent known, the identity of the members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under section 101(31) of the Bankruptcy Code; (b) a list of Executory Contracts and Unexpired Leases to be rejected; (c) a schedule of Causes of Action to be retained by the Reorganized Debtors; (d) the Corporate Governance Documents; (e) the Exit Facility Agreement or a description of the material terms of the Exit Facility; and (f) the Warrant Agreement.
     89. “Plan Supplement Filing Date” means the date that is at least five (5) business days prior to the Confirmation Hearing.
     90. “Plan Term Sheet” means that certain Chapter 11 Plan Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

     91. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
     92. “Priority Tax Claims Bar Date” means the first Business Day that is 180 days after the Effective Date.
     93. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.
     94. “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 363 and 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
     95. “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid Fee Claims.
     96. “Professional Fee Reserve Amount” means the aggregate Accrued Professional Compensation through the Confirmation Date as estimated by the Professionals in accordance with Article IX.B hereof.
     97. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.
     98. “Record Date” means the close of business on November 15, 2010.
     99. “Registration Rights Agreement” means that certain agreement, as described in Annex 1 to the Plan Term Sheet, to be executed on or before the Effective Date among Reorganized Insight Health Services Holdings Corp. and the Holders of the New Common Stock, the form of which shall be Filed pursuant to the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Noteholders.
     100. “Rejection Damages Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease.
     101. “Rejection Damages Claims Bar Date” means the first Business Day that is 30 days after the latest of: (x) the date of entry of an order of the Bankruptcy Court approving the rejection of the relevant Executory Contract or Unexpired Lease (which such order may include the Confirmation Order); (y) the Effective Date; and (z) the effective date of rejection for the relevant Executory Contract or Unexpired Lease.
     102. “Releasing Parties” means, collectively: (a) the Revolving Credit Facility Agent; (b) the Revolving Credit Facility Lenders; (c) the Indenture Trustee; (d) the Holders of the Senior Secured Notes; (e) the DIP Agent; (f) the DIP Lenders; (g) any and all other Holders of Claims or Equity Interests; and (h) with respect to each of the foregoing entities in clauses (a) through (f), and in clause (g) to the fullest extent permitted by law, such entity’s current and former affiliates, subsidiaries, managed accounts or funds, officers, directors, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies and officers, directors, partners, principals, employees and agents thereof, fund advisors and other professionals, in each case in their capacity as such.
     103. “Reorganized Debtor” or “Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

     104. “Requisite Consenting Noteholders” means the Consenting Noteholders holding at least two thirds in amount of the Senior Secured Notes Claims.
     105. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of December 2, 2010, by and among the Debtors and certain Holders of Senior Secured Notes Claims, as may be amended from time to time in accordance with terms thereof.
     106. “Revolving Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement, by and among InSight Health Corp. and certain of its Affiliates, as borrowers, InSight Health Services Holdings Corp. and InSight Health Services Corp., as guarantors, the Revolving Credit Facility Agent, and the Revolving Credit Facility Lenders, dated as of August 1, 2007, as the same may have been amended from time to time.
     107. “Revolving Credit Facility” means the $20 million secured credit facility provided under the Revolving Credit Agreement, as amended.
     108. “Revolving Credit Facility Agent” means Bank of America, N.A., in its capacity as administrative agent under the Revolving Credit Facility.
     109. “Revolving Credit Facility Claim” means any Claim arising under or related to the Revolving Credit Facility.
     110. “Revolving Credit Facility Lenders” means those banks, financial institutions and other lender parties to the Revolving Credit Facility from time to time, each in their capacity as such.
     111. “SEC” means the United States Securities and Exchange Commission.
     112. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.
     113. “Section 510(b) Claims” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code.
     114. “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or which is subject to setoff pursuant to section 553 of the Bankruptcy Code to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to the Plan as a Secured Claim.
     115. “Secured Claim” means a Claim that is Secured.
     116. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a—77aa, as amended, the rules and regulations promulgated thereunder, and any similar federal, state or local law.
     117. “Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a—78nn, as amended.
     118. “Senior Secured Notes” means those Senior Secured Floating Rate Notes due 2011 issued under the Indenture.

     119. “Senior Secured Notes Claim” means any Claim derived from or based upon the Indenture with respect to the Senior Secured Notes; provided that Senior Secured Notes Claims shall not include any Section 510(b) Claims.
     120. “Stockholders Agreement” means that certain agreement, as described in Annex 1 to the Plan Term Sheet, to be executed on or before the Effective Date providing for, among other things, the rights and obligations of the Holders of the New Common Stock, the form of which shall be Filed pursuant to the Plan Supplement and which shall be in form and substance acceptable to the Requisite Consenting Noteholders.
     121. “Subplan” means a subplan of reorganization that would be Filed by each of the Debtors in the event the Bankruptcy Court does not substantively consolidate the Debtors’ Estates.
     122. “Third Party Release” means the release provision set forth in Article VIII.E hereof.
     123. “Third Party Releasees” means, collectively, (a) the Debtors; (b) the Revolving Credit Facility Agent; (c) the Revolving Credit Facility Lenders; (d) the Indenture Trustee; (e) the Holders of the Senior Secured Notes; (f) the DIP Agent; (g) the DIP Lenders; and (h) with respect to each of the foregoing entities in clauses (a) through (g), such entity’s current and former affiliates, subsidiaries, managed accounts or funds, officers, directors, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies and officers, directors, partners, principals, employees and agents thereof, fund advisors and other professionals, in each case in their capacity as such.
     124. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
     125. “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
     126. “Voting Deadline” means December 27, 2010 at 5:00 p.m. (Eastern Time).
     127. “Warrants” means those certain warrants to acquire shares of New Common Stock representing two percent (2%), in the aggregate, of the New Common Stock, on a fully-diluted basis, as of the Effective Date (but subject to dilution on or after the Effective Date for awards under the Management Equity Plan), the terms of which shall be consistent in all material respects with the Warrant Term Sheet and further provided in the Warrant Agreement.
     128. “Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the Warrants, the form and of which shall be Filed pursuant to the Plan Supplement and consistent in all material respects with the Warrant Term Sheet, and which shall be in form and substance acceptable to the Requisite Consenting Noteholders.
     129. “Warrant Term Sheet” means that certain term sheet providing for, among other things, the issuance of the Warrants, which is attached as Annex 2 to the Plan Term Sheet attached as Exhibit A to the Restructuring Support Agreement.
B. Rules of Interpretation
     For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words

“herein,” “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
C. Computation of Time
     The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.
D. Governing Law
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.
E. Reference to Monetary Figures
     All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.
F. Reference to the Debtors or the Reorganized Debtors
     Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.
ARTICLE II.
DIP FACILITY CLAIMS, ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS
A. DIP Facility Claims
     Subject to the terms of the DIP Credit Agreement, in full and final satisfaction, settlement, release and discharge of and in exchange for each DIP Facility Claim, on the Effective Date, DIP Facility Claims shall be paid in full, in Cash with proceeds from the Exit Facility or shall be converted into obligations of the Debtors under the Exit Facility on a dollar-for-dollar basis.
B. Administrative Claims
     1. Administrative Claims Other than Fee Claims
     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Administrative Claim, each Holder of such Allowed Administrative Claim shall be paid in full, in Cash the unpaid portion of such Allowed Administrative Claim (a) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed Administrative Claim or (b) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such Allowed Administrative Claim.

     2. Fee Claims
     Professionals or other Entities asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 45 days after the Effective Date. Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 45 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.
C. Priority Tax Claims
     Subject to the requirements of Article IV.S hereof, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment or has been paid by the Debtors prior to the Effective Date, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive on account of such Claim payment in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (1) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (2) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; and (3) over a period ending not later than 5 years after the Petition Date. Subject to the Priority Tax Claims Bar Date, a Priority Tax Claim that is not due and payable on or before the Effective Date shall be reinstated and/or paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Cases (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Priority Tax Claim or (ii) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such Priority Tax Claim.
ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
     In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in this Article III.
A. Summary of Classification
     All Claims and Interests, other than DIP Facility Claims, Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation and distributions pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
     1. Substantive Consolidation of the Debtors
     Pursuant to Article IV.B hereof, the Plan provides for the limited substantive consolidation of the Estates into a single Estate for all purposes associated with Confirmation and Consummation. As a result of the limited substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate identification of the Debtors.
     2. Class Identification
     The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claim	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Revolving Credit Facility Claims	Unimpaired	Deemed to Accept
4	Senior Secured Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Unimpaired	Deemed to Accept
6	Intercompany Claims	Unimpaired	Deemed to Accept
7	Intercompany Interests	Unimpaired	Deemed to Accept
8	Section 510(b) Claims	Impaired	Deemed to Reject
9	Equity Interests in InSight Health Services Holdings Corp.	Impaired	Deemed to Reject
B. Treatment of Claims and Interests
     To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:
     1. Class 1 Other Priority Claims
(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment for such Holder, in full and final satisfaction, settlement, release and discharge of and in exchange for each Allowed Other Priority Claim, each Holder of such Allowed Other Priority Claim shall be paid in full, in Cash or otherwise receive such treatment as to render such Holder Unimpaired. An Other Priority Claim that is not due and payable on or before the Effective Date shall be reinstated and/or paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Cases (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Other Priority Claim or (ii) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such Other Priority Claim.

(c)	Voting: Class 1 is Unimpaired, and Holders of Class 1 Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Other Priority Claims are not entitled to vote to accept or reject the Plan.
     2. Class 2 Other Secured Claims
(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each Allowed Other Secured Claim shall be reinstated or otherwise rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired, and Holders of Class 2 Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

     3. Class 3 Revolving Credit Facility Claims
(a)	Classification: Class 3 consists of all Revolving Credit Facility Claims.

(b)	Allowance: To the extent not refinanced by the DIP Facility or otherwise paid in full as of the Effective Date, the Revolving Credit Facility Claims shall be Allowed and deemed to be Allowed Claims in the amount of $1,652,825.00, plus interest and fees due and owing under the Revolving Credit Facility, which Allowed Claims shall not be subject to any avoidance, reductions, setoff, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairment, or any other challenges under applicable law by any Entity.

(c)	Treatment: To the extent Revolving Credit Facility Claims are not refinanced by the DIP Facility or otherwise paid in full as of the Effective Date and except to the extent that a Holder of an Allowed Revolving Credit Facility Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Revolving Credit Facility Claim, each Holder of an Allowed Revolving Credit Facility Claim shall be paid in full, in Cash with the proceeds of the Exit Facility, reinstated or otherwise receive such treatment as to render such Holder Unimpaired.

(d)	Voting: Class 3 is Unimpaired, and Holders of Class 3 Revolving Credit Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 Revolving Credit Facility Claims are not entitled to vote to accept or reject the Plan.
     4. Class 4 Senior Secured Notes Claims
(a)	Classification: Class 4 consists of all Senior Secured Notes Claims.

(b)	Allowance: The Senior Secured Notes Claims shall be Allowed and deemed to be Allowed Claims in the amount of $293,500,000.00, plus interest and fees due and owing with respect to the Senior Secured Notes under the Indenture, which Allowed Claims shall not be subject to any avoidance, reductions, setoff, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairment or any other challenges under applicable law by any Entity.

(c)	Treatment: Except to the extent that a Holder of an Allowed Senior Secured Notes Claim and the Debtors agree to less favorable treatment for such Holder, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Senior Secured Notes Claim, each Holder of such Allowed Senior Secured Notes Claim shall receive on or as soon as reasonably practicable after the Effective Date its Pro Rata share of 100 percent of the New Common Stock, provided that such distribution shall be subject to dilution by (i) the Management Equity Plan and (ii) the Warrants, which, on the Effective Date, shall be issued by the Reorganized Debtors to the Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the Consummation of the Plan) as part of the distributions made to such Holders of Senior Secured Notes Claims under the Plan.

(d)	Voting: Class 4 is Impaired. Therefore, Holders of Class 4 Senior Secured Notes Claims as of the Record Date are entitled to vote to accept or reject the Plan.
     5. Class 5 General Unsecured Claims
(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of a General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release and discharge of and in exchange for each General Unsecured Claim, each Holder of such General Unsecured Claim shall be paid in full, in Cash, or otherwise receive such treatment as to render such Holder Unimpaired. A General Unsecured Claim that is not due and payable on or before the Effective Date shall be reinstated and/or paid thereafter without regard to any acceleration caused by the Filing of the Chapter 11 Cases (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such General Unsecured Claim or (ii) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such General Unsecured Claim.

(c)	Voting. Class 5 is Unimpaired, and Holders of Class 5 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 General Unsecured Claims are not entitled to vote to accept or reject the Plan.
     6. Class 6 Intercompany Claims
(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: Intercompany Claims shall be reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 6 is Unimpaired, and Holders of Class 6 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject the Plan.
     7. Class 7 Intercompany Interests
(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)	Treatment: Although Intercompany Interests shall not receive any distribution on account of such Intercompany Interests, Intercompany Interests will not be cancelled and, solely to implement the Plan, will be addressed as set forth in Article IV.K hereof.

(c)	Voting: Class 7 is Unimpaired, and Holders of Class 7 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 Intercompany Interests are not entitled to vote to accept or reject the Plan.
     8. Class 8 Section 510(b) Claims
(a)	Classification: Class 8 consists of all Section 510(b) Claims.

(b)	Treatment: Holders of Section 510(b) Claims will not receive any distribution on account of such Claims, and Section 510(b) Claims shall be discharged, cancelled, released and extinguished as of the Effective Date.

(c)	Voting: Class 8 is Impaired, and Holders of Class 8 Section 510(b) Claims are not entitled to receive or retain any property under the Plan on account of Class 8 Section 510(b) Claims. Therefore, Holders of Class 8 Section 510(b) Claims are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code, and Holders of Class 8 Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

     9. Class 9 Equity Interests in InSight Health Services Holdings Corp.
(a)	Classification: Class 9 consists of all Equity Interests in InSight Health Services Holdings Corp.

(b)	Treatment: Holders of Equity Interests in InSight Health Services Holdings Corp. will not receive any distribution on account of such Interests, and Equity Interests in InSight Health Services Holdings Corp. shall be discharged, cancelled, released and extinguished as of the Effective Date; provided that, as set forth in Article IV.E hereof, the Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the consummation of the Plan) shall receive the Warrants from the Reorganized Debtors on the Effective Date.

(c)	Voting: Class 9 is Impaired, and Holders of Class 9 Equity Interests in InSight Health Services Holdings Corp. are not entitled to receive or retain any property under the Plan on account of Class 9 Equity Interests in InSight Health Services Holdings Corp. Therefore, Holders of Class 9 Equity Interests in InSight Health Services Holdings Corp. are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code, and Holders of Class 9 Equity Interests in InSight Health Services Holdings Corp. are not entitled to vote to accept or reject the Plan.
C. Special Provision Governing Unimpaired Claims
     Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.
D. Acceptance or Rejection of the Plan
     1. Presumed Acceptance of the Plan
     Classes 1, 2, 3, 5, 6 and 7 are Unimpaired under the Plan and are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.
     2. Voting Class
     Class 4 is Impaired under the Plan, and Holders, as of the Record Date, of Claims in Class 4 are entitled to vote to accept or reject the Plan.
     3. Deemed Rejection of the Plan
     Classes 8 and 9 are Impaired and shall receive no distribution under the Plan and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.
E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code
     Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification; provided that such modifications shall in each case be acceptable to the Requisite Consenting Noteholders.

F. Controversy Concerning Impairment
     If a controversy arises as to whether any Claims or Interests or any Class of Claims or Interests is Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN
A. Sources of Consideration for Plan Distributions
     All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the Exit Facility, the issuance of the New Common Stock or other Cash from the Debtors, including Cash from operations.
B. Limited Substantive Consolidation
     The Plan shall serve as a motion by the Debtors seeking entry of an order substantively consolidating all of the Estates into a single consolidated Estate for all purposes associated with Confirmation and Consummation.
     If such limited substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Estate of InSight Health Services Holdings Corp. for all purposes associated with Confirmation and Consummation, and all guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be treated as one collective obligation of the Debtors. Such limited substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens or security interests that are required to be maintained under the Bankruptcy Code, under the Plan or in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases. Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors or their Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.
     In the event that the Bankruptcy Court does not order limited substantive consolidation of the Debtors, then except as specifically set forth in the Plan: (1) nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor; (2) Claims against multiple Debtors shall be treated as separate Claims with respect to each Debtor’s Estate for all purposes (including distributions and voting), and such Claims shall be administered as provided in the Plan; (3) the Debtors shall not, nor shall they be required to, re-solicit votes with respect to the Plan, nor will the failure of the Bankruptcy Court to approve limited substantive consolidation of the Debtors alter the distributions set forth in the Plan; and (4) the Debtors may File Subplans with terms substantially consistent in all applicable respects with the terms of the Plan, and the confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Subplan; provided that a Holder’s (a) vote to accept or reject the Plan; (b) presumed acceptance of the Plan pursuant to section 1126(f) of the Bankruptcy Code; or (c) deemed rejection of the Plan pursuant to section 1126(g) may be deemed a vote to accept or reject an applicable Subplan (as the case may be) to the extent that such Subplan does not provide such Holder with less favorable treatment than such Holder would have received if the Bankruptcy Court had ordered limited substantive consolidation as set forth herein. The Debtors’ inability to confirm any Subplan or the Debtors’ election to withdraw any Subplan shall not impair the confirmation of any other Subplan or the consummation of any such Subplan.
C. Exit Facility
     Confirmation shall be deemed approval of the Exit Facility (including any and all transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility Agreement and such other documents as may be required or appropriate to effectuate the treatment afforded to such lenders pursuant to the Exit Facility Agreement. The Reorganized Debtors may use the Exit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs. To the extent Revolving Credit Facility Claims are not refinanced by the DIP Facility as of the Effective Date, Revolving Credit Facility Claims shall be paid in full, in Cash with the proceeds from the Exit Facility.
     Upon the satisfaction or waiver of the conditions precedent to effectiveness set forth in the Exit Facility Agreement, the DIP Facility and the Revolving Credit Facility shall be refinanced and the Revolving Credit Agreement and the DIP Credit Agreement shall be deemed to have been terminated. Notwithstanding the foregoing, all obligations of the Debtors to the DIP Agent and the DIP Lenders under the DIP Credit Agreement which are expressly stated in the DIP Credit Agreement as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect.
     Upon the date the Exit Facility Agreement becomes effective, (1) the Debtors and the Reorganized Debtors are authorized to execute and deliver the Exit Facility Agreement and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (2) the Exit Facility Agreement shall constitute the legal, valid and binding obligations of the Reorganized Debtors which are parties thereto, enforceable in accordance with their respective terms, and (3) no obligation, payment, transfer or grant of security under the Exit Facility Agreement shall be stayed, restrained, voidable or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.
     The Debtors and the Reorganized Debtors, as applicable, and any other Entities granting any Liens and security interests to secure the obligations under the Exit Facility Agreement are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.
D. Issuance of New Common Stock and Other Securities
     The issuance of the New Common Stock, including the shares of the New Common Stock, Warrants, options or other equity awards reserved for the Management Equity Plan (if any), is authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests. On the Effective Date, or as soon as reasonably practicable thereafter, the New Common Stock shall be issued to the Holders of Senior Secured Notes Claims. The Management Equity Plan will provide for a certain percentage of New Common Stock, not to exceed eight percent (8%) of the fully diluted New Common Stock, to be reserved for issuance as options, equity or equity-based grants in connection with the Reorganized Debtors’ management equity incentive program and/or director equity incentive program. The amount of New Common Stock, if any, to be issued pursuant to the Management Equity Plan, and the terms thereof shall be determined by the New Board on or as soon as reasonably practicable after the Effective Date.
     All of the shares of New Common Stock issued pursuant to the Plan and the Stockholders Agreement shall be duly authorized, validly issued and fully paid and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including, but not limited to, the Stockholders Agreement, which terms and conditions shall bind each Entity receiving such distribution or issuance.
     The New Common Stock may be subject to certain transfer and other restrictions and appropriate legends pursuant to, among other things, the Stockholders Agreement and the New Certificates of Incorporation.

E. Warrants
     As described in Article III.B.4 above, the Holders of existing common stock in InSight Health Services Holdings Corp. on the Effective Date (immediately prior to the consummation of the Plan) shall receive the Warrants from the Reorganized Debtors on the Effective Date. The Warrants may be subject to certain transfer, exercise and other restrictions and appropriate legends pursuant to, among other things, the Warrant Agreement. Notwithstanding anything to the contrary in the Plan, in no event shall the terms of the Warrants cause Reorganized InSight Health Services Holdings Corp. to be required by the Securities Act or the Exchange Act, including without limitation Section 12(g) or 15(d) of the Exchange Act, or any other federal, state or local securities laws, to register with the SEC or other similar regulatory authority any class of equity securities of InSight Health Services Holdings Corp. or to file periodic reports under Section 13 or 15(d) of the Exchange Act. The Warrant Agreement shall contain transfer, exercise and other restrictions and appropriate legends to the satisfaction of the Requisite Consenting Noteholders and consistent with the Warrant Term Sheet to ensure that the terms of the Warrants and the Warrant Agreement do not result in such registration or reporting requirements on the part of Reorganized InSight Health Services Holdings Corp.
F. Stockholders Agreement
     As of the Effective Date, each person or entity that receives New Common Stock shall be deemed to be bound by the Stockholders Agreement. All participants in the Management Equity Plan and each person that receives a Warrant shall execute a joinder to the Stockholders Agreement as a condition to the receipt of any New Common Stock pursuant to exercise of such Warrant or award under the Management Equity Plan.
G. Section 1145 Exemption
     Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance and distribution of any securities contemplated by the Plan and all agreements incorporated herein, including the New Common Stock and the Warrants, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities and the Confirmation Order shall so provide. In addition, under section 1145 of the Bankruptcy Code, any securities contemplated by the Plan and any and all agreements incorporated therein, including the New Common Stock and the Warrants, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (2) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (3) the restrictions, if any, on the transferability of such securities and instruments, including, without limitation, those set forth in Article IV.D, Article IV.E and Article IV.H hereof; and (4) applicable regulatory approval.
H. Listing of New Common Stock
     Other than as provided in the Registration Rights Agreement, the Reorganized Debtors shall not be obligated to list the New Common Stock on a national securities exchange and shall not be required to (but may in its discretion) register with the SEC or other similar regulatory authority any class of equity securities of InSight Health Services Holdings Corp. or to file periodic reports under Section 13 or 15(d) of the Exchange Act. On the Effective Date, Reorganized Insight Health Services Holdings Corp. will enter into the Registration Rights Agreement.
I. New Certificates of Incorporation and New By-Laws
     On or immediately before the Effective Date, the Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation or formation in accordance with the corporate or other business entity laws of the respective states of incorporation or formation. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states of incorporation or formation and their respective New Certificates of Incorporation and New By-Laws or other constituent documents.
J. Reorganized Debtors’ Boards of Directors and Officers
     On the Effective Date, the term of each member of the current board of directors of the Debtors shall automatically expire. The initial members of the New Board shall consist of Reorganized InSight Health Services Holdings Corp.’s Chief Executive Officer and those individuals appointed in accordance with the Stockholders Agreement and the New By-Laws, consistent with Annex 1 to the Plan Term Sheet. The Debtors shall identify the individuals proposed to serve in accordance with the preceding sentence prior to the Effective Date and, to the extent known, members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under Section 101(31) of the Bankruptcy Code will be identified in the Plan Supplement. The board of directors for each of the Reorganized Debtors other than Reorganized InSight Health Services Holdings Corp. and the officers for each of the Reorganized Debtors shall be identified prior to the Effective Date.
K. Corporate Existence
     Except as otherwise provided herein and notwithstanding Article IV.B hereof, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Reorganized Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval. On the Effective Date, without any further corporate action, the Reorganized Debtors’ organizational documents shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities. Consequently, Intercompany Interests shall be retained, and the legal, equitable and contractual rights to which Holders of Intercompany Interests are entitled shall remain unaltered to the extent necessary to implement the Plan. Notwithstanding anything to the contrary herein, each non-debtor corporate entity, limited liability company, partnership or other entity, as the case may be, in which the any of the Debtors owned or controlled an equity interest as of the Petition Date shall exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Petition Date. All of the actions related to the continued corporate existence of the Reorganized Debtors set forth in this Article IV.K shall be acceptable to the Requisite Consenting Noteholders.
L. Vesting of Assets in the Reorganized Debtors
     Except as otherwise provided herein or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released pursuant to the Debtor Release) and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens granted to secure the Exit Facility and Claims pursuant to the DIP Facility that by their terms survive termination of the DIP Facility). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
M. Cancellation of Securities and Agreements
     On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Indenture, and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such agreements, Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided that, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan as provided herein.
     On the Effective Date, except to the extent otherwise provided herein, any indenture relating to any of the foregoing, including the Indenture, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be fully released and discharged.
N. Restructuring Transactions
     Subject to the consent of the Requisite Consenting Noteholders on the form of the restructuring transactions contemplated herein, on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, certificates of incorporation, operating agreements, bylaws or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the Reorganized Debtors determine are necessary or appropriate, including any filings that may be required by applicable law.
     Immediately upon and after entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may (and shall be authorized to) consummate, and take all actions as may be necessary or appropriate to effect and consummate, the sale of certain of the Debtor’s assets related to the Debtors’ Northern California business (as described in the Disclosure Statement), upon terms acceptable to the Debtors and the Requisite Consenting Noteholders, to the extent not consummated on or before the Confirmation Date or authorized by prior order of the Bankruptcy Court.
O. Corporate Action
     Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of Executory Contracts and Unexpired Leases; (2) selection of the New Board and all other directors and officers for the Reorganized Debtors; (3) the execution of and entry into the Exit Facility Agreement; (4) the distribution of the New Common Stock and Warrants as provided herein; (5) adoption and implementation of the Management Equity Plan; and (6) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.
     On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors (including, any vice-president, president, chief executive officer, treasurer or chief financial officer thereof), as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including: (1) the Exit Facility; (2) the issuance of the New Common Stock and Warrants; and (3) any and all other agreements, documents, securities and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.O shall be effective notwithstanding any requirements under nonbankruptcy law. All of the foregoing corporate actions set forth in this Article IV.O shall be acceptable to the Requisite Consenting Noteholders.
P. Effectuating Documents; Further Transactions
     On and after the Effective Date, the Reorganized Debtors and the managers, officers and members of the boards of directors thereof, including, without limitation, the New Board, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.
Q. Exemption from Certain Taxes and Fees
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article IV.N hereof; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.
R. Employee and Retiree Benefits
     Except as otherwise provided herein, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation (other than equity-based compensation related to Equity Interests in InSight Health Services Holdings Corp.), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date. Nothing herein shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.
S. D&O Liability Insurance Policies
     Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume and assign to the Reorganized Debtors all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. On or before the Effective Date, the Reorganized Debtors may obtain tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers upon terms reasonably acceptable to the Reorganized Debtors and the Requisite Consenting Noteholders.
T. Indemnification Provisions
     Notwithstanding anything herein to the contrary the Reorganized Debtors, as of the Effective Date, shall assume all Indemnification Provisions. All Indemnification Provisions in place on and prior to the Effective Date for current and former officers, directors, managers and employees of the Debtors and their subsidiaries and such current and former officers’, directors’, managers’ and employees’ respective Affiliates shall survive the Effective Date for all Claims related to or in connection with, without limitation, any actions, omissions or transactions occurring prior to the Effective Date.
U. Preservation of Rights of Action
     In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Release provided by Article VIII.D hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person or Entity on or prior to the Effective Date (pursuant to the Debtor Release or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.
V. Priority Tax Claims & Administrative Claims Bar Dates
     Priority Tax Claims Bar Date. Notwithstanding anything herein to the contrary, any Creditor holding (1) a Priority Tax Claim or (2) a Claim that may otherwise be a Priority Tax Claim or Claim for escheatment or unclaimed property but for the fact that such Claim arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code must File a Proof of Claim on account of such Claim, and such Proof of Claim must be Filed with the Bankruptcy Court on or before the Priority Tax Claims Bar Date. All (1) Priority Tax Claims or (2) Claims that may otherwise be Priority Tax Claims or Claim for escheatment or unclaimed property but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Priority Tax Claims or Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article VIII.A and Article VIII.H hereof.

     Administrative Claims Bar Date. All requests for payment of an Administrative Claim must be Filed with the Notice, Claims and Solicitation Agent and served upon counsel to the Debtors or Reorganized Debtors, as applicable, on or before the date that is 30 days after the Effective Date. The Reorganized Debtors may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. In the event that any party with standing objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim previously Allowed by Final Order.
ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A. Assumption and Rejection of Executory Contracts and Unexpired Leases
     Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party (including all D&O Liability Insurance Policies), unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease to be rejected pursuant to the Plan Supplement, which shall be reasonably acceptable to the Requisite Consenting Noteholders. The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the assumptions or rejections described above as of the Effective Date.
     Notwithstanding the foregoing paragraph, after the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases, or other agreements without approval of the Bankruptcy Court.
B. Payments Related to Assumption of Executory Contracts and Unexpired Leases
     With respect to any Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant hereto (including pursuant to Article V.A hereof) or otherwise, Cure Claims shall be satisfied, pursuant to section 365(b) of the Bankruptcy Code, by payment of the Cure Claims in Cash on the Effective Date or as soon as reasonably practicable thereafter or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding: (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors to provide adequate assurance of future performance (within the meaning of section 365(b) of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.
C. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases
     Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive or any continuing obligation of a counterparty to provide warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.
D. Compensation and Benefit Programs
     Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for any prepetition employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Equity Interests in InSight Health Services Holdings Corp. Any and all Compensation and Benefit Claims (including, but not limited to, Claims relating to the Debtors’ supplemental employee retirement program) are Unimpaired and entitled to full payment.
E. Intercompany Contracts, Contracts and Leases Entered into After the Petition Date
     On and after the Effective Date, the Debtors may continue to perform under Intercompany Contracts, contracts and leases entered into after the Petition Date by any Debtor in the ordinary course of business.
F. Modifications, Amendments, Supplements, Restatements or Other Agreements
     Unless otherwise provided in the Plan, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.
     Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority or amount of any Claims that may arise in connection therewith.
G. Reservation of Rights
     Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 90 days following entry of a Final Order resolving such dispute to alter the treatment of such contract or lease as otherwise provided herein.
H. Nonoccurrence of Effective Date
     In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
I. Rejection Damages Claims Bar Date
     Notwithstanding anything herein to the contrary, any Creditor holding a Rejection Damages Claim must File a Proof of Claim on account of such Claim, and such Proofs of Claim must be Filed with the Bankruptcy Court on or before the Rejection Damages Claims Bar Date. All Rejection Damages Claims for which a Proof of Claim is not timely Filed will be forever barred from assertion against the Debtors or the Reorganized Debtors, their Estates and their property unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Rejection Damages Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article VIII.A and Article VIII.H hereof.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS
A. Timing and Calculation of Amounts to Be Distributed
     Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on a date determined by the Reorganized Debtors, in their sole discretion, after such a Claim becomes an Allowed Claim), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.
B. Distribution Agent
     Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent or by such other Entity designated by the Reorganized Debtors as a Distribution Agent on the Effective Date. A Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event that a Distribution Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Distribution Agent.
C. Rights and Powers of Distribution Agent
     1. Powers of the Distribution Agent
     The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.
     In addition to the services authorized by any order of the Bankruptcy Court authorizing the retention and employment of BMC Group, Inc. as notice and claims agent for the Debtors, BMC Group, Inc. is authorized and empowered to perform the following services: (a) assist the Debtors and their advisors with the administrative management, reconciliation and resolution of claims; (b) facilitate or perform distributions; and (c) assist the Debtors with all analyses and/or collections of avoidance actions pursuant to chapter 5 of the Bankruptcy Code.
     2. Expenses Incurred on or After the Effective Date
     Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.
D. Distributions on Account of Claims Allowed After the Effective Date
     1. Payments and Distributions on Disputed Claims
     Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be made on a date determined by the

Reorganized Debtors, in their sole discretion, after such a Claim becomes an Allowed Claim and shall be deemed to have been made on the Effective Date.
     Notwithstanding the foregoing paragraph: (a) Disputed Administrative Claims with respect to liabilities or obligations incurred by the Debtors in the ordinary course of business during the Chapter 11 cases or assumed by the Debtors prior to the Effective Date that become Allowed Administrative Claims after the Effective Date shall be paid or performed (i) in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed Administrative Claim or (ii) in accordance with the course of practice or dealing between the Debtors and such Holder with respect to such Allowed Administrative Claim; and (b) Disputed Priority Tax Claims for which valid Proofs of Claim have been Filed on or before the Priority Tax Claims Bar Date that become Allowed Priority Tax Claims after the Effective Date, unless otherwise agreed, shall be paid in accordance with Article II.C.
     2. Special Rules for Distributions to Holders of Disputed Claims
     Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Debtors or the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim until all Disputed Claims held by the Holder of such Disputed Claim have become Allowed Claims or have otherwise been resolved by settlement or Final Order.
E. Delivery of Distributions and Undeliverable or Unclaimed Distributions
     1. Delivery of Distributions in General
     Except as otherwise provided herein, the Reorganized Debtors or the Distribution Agent, as the case may be, shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors and the Distribution Agent; and provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.
     Distributions of any notes, certificates or other instruments, if any, evidencing the obligations of the Reorganized Debtors under the Revolving Credit Facility shall be made to the Revolving Credit Facility Agent for the benefit of the Revolving Credit Facility Lenders, in accordance with the terms hereof. Such distributions shall be deemed completed when made to the Revolving Credit Facility Agent, and neither the Debtors nor the Reorganized Debtors shall have any additional or further obligations to make distributions under the Plan to the Revolving Credit Facility Lenders.
     Distributions of the New Common Stock shall be made to the Indenture Trustee for the benefit of the Holders of Senior Secured Notes Claims, in accordance with the terms hereof. Such distributions shall be deemed completed when made to the Indenture Trustee, and neither the Debtors nor the Reorganized Debtors shall have any additional or further obligations to make distributions under the Plan to the Holders of Senior Secured Notes Claims.
     2. Minimum Distributions
     The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of shares of New Common Stock, and such fractions shall be deemed to be zero.
     3. Undeliverable Distributions and Unclaimed Property
     In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.
F. Compliance with Tax Requirements and Allocations
     In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including reserving sufficient cash or taking necessary draws under the DIP Facility to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.
     Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.
G. Setoffs
     The Debtors and the Reorganized Debtors may withhold (but may not set off except as set forth below in this Article VI.G or as provided by Article VIII.I) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights, and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided herein.
H. Claims Paid or Payable by Third Parties
     1. Claims Paid by Third Parties
     The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim (i.e., from the third party and under the Plan) exceeds the amount of such Claim as of the date of any such distribution under the Plan.

     2. Claims Payable by Third Parties
     No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.
     3. Applicability of Insurance Policies
     Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS
A. Prosecution of Objections to Claims
     The Debtors, subject to the reasonable consent of the Requisite Consenting Noteholders, or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims, other than Fee Claims, as permitted under the Plan. From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without notice to or action, order or approval of the Bankruptcy Court. The Debtors reserve all rights to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.
B. Procedures Regarding Disputed Claims
     Except as otherwise provided herein (including, without limitation, by Article IV.V and Article V.I hereof), Holders of Claims shall not be required to File a Proof of Claim, and no parties should File a Proof of Claim. Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors; provided that the Debtors and the Reorganized Debtors, as applicable, reserve all rights to object to any Claim for which a Proof of Claim is Filed by the Claims Objection Bar Date.
     For the avoidance of doubt, in accordance with by Article IV.V and Article V.I hereof: (1) Holders of Rejection Damages Claims must File a Proof of Claim with respect to such Claims by the Rejection Damages Claims Bar Date; and (2) Holders of Priority Tax Claims or Claims that would otherwise be Priority Tax Claims but for the fact that such Claims arose prior to the applicable statutory period set forth by section 507(a)(8) of the Bankruptcy Code must File a Proof of Claim with respect to such Claims by the Priority Tax Claims Bar Date.
     Unless disputed by a Holder of a Claim or otherwise provided herein, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder. If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing, in which event the Claim will become a Disputed Claim. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto, and the Debtors reserve the right to compromise, settle, withdraw or litigate to judgment any objections to Claims for which a Proof of Claim is Filed.
     Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. Each of the aforementioned objection, estimation and resolution procedures are cumulative and are not exclusive of one another.
C. Allowance of Claims and Interests
     Except as expressly provided herein, no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code and under the Plan or unless and until the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after the Effective Date will have and retain any and all rights and defenses held by the Debtors with respect to any Claim as of the Petition Date.
D. No Distributions Pending Allowance
     Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.
E. Distributions After Allowance
     To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan, including, without limitation, Article VI.D. The Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan on a date determined by the Reorganized Debtors, in their sole discretion, after such a Claim becomes an Allowed Claim and shall be deemed to have been made on the Effective Date, without any interest to be paid on account of such Claim.
ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS
A. Discharge of Claims and Termination of Interests
     Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.
B. Subordinated Claims
     The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal or equitable subordination relating thereto. Subject to the requirements of section 1129(b) of the Bankruptcy Code (as applicable), no Holder of a Section 510(b) Claim shall receive any distribution on account of such Section 510(b) Claim, and all Section 510(b) Claims shall be extinguished.
C. Compromise and Settlement of Claims, Interests and Controversies
     Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.
D. Debtor Release
     NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE (SUCH THAT THE REORGANIZED DEBTORS WILL NOT RECEIVE ANY CLAIM OR CAUSE OF ACTION RELEASED HEREUNDER), FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, INCLUDING: (1) THE DISCHARGE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT HERETO; AND (2) THE SERVICES OF THE DEBTORS’ PRESENT AND FORMER OFFICERS, DIRECTORS, MANAGERS AND ADVISORS IN FACILITATING THE EXPEDITIOUS IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED HEREBY, EACH OF THE DEBTORS DISCHARGE AND RELEASE AND SHALL BE DEEMED TO HAVE PROVIDED A FULL DISCHARGE AND RELEASE TO EACH DEBTOR RELEASEE AND TO EACH THIRD PARTY RELEASEE (AND EACH SUCH DEBTOR RELEASEE AND THIRD PARTY RELEASEE SO RELEASED SHALL BE DEEMED FULLY RELEASED AND DISCHARGED BY THE DEBTORS) AND THEIR RESPECTIVE PROPERTY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, FROM ANY AND ALL CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING (1) THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY THIRD PARTY RELEASEE OR DEBTOR RELEASEE, THE RESTRUCTURING OF CLAIMS AND

INTERESTS BEFORE OR DURING THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN AND DISCLOSURE STATEMENT, OR RELATED AGREEMENTS, INSTRUMENT OR OTHER DOCUMENTS AND (2) THOSE THAT ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR AN EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT ON BEHALF OF ANY OF THE DEBTORS OR ANY OF THEIR ESTATES; PROVIDED, THAT THE FOREGOING “DEBTOR RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSES OF ACTION OF ANY DEBTOR: (1) ARISING UNDER THE EXIT FACILITY; OR (2) EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS.
     ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE DEBTORS OR THE REORGANIZED DEBTORS ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.
E. Third Party Release
     NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH OF THE RELEASING PARTIES (REGARDLESS OF WHETHER A RELEASING PARTY IS A THIRD PARTY RELEASEE) SHALL PROVIDE A FULL DISCHARGE AND RELEASE (AND EACH ENTITY SO RELEASED SHALL BE DEEMED RELEASED BY THE RELEASING PARTIES) TO THE THIRD PARTY RELEASEES AND THE DEBTOR RELEASEES AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, DEMANDS, RIGHTS, AND CAUSES OF ACTION (OTHER THAN UNIMPAIRED CLAIMS, CLAIMS RELATING TO UNIMPAIRED CLAIMS, AND THE RIGHTS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AND OTHER AGREEMENTS DELIVERED THEREUNDER), WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, LIQUIDATED OR UNLIQUIDATED, CONTINGENT OR NON-CONTINGENT, EXISTING AS OF THE EFFECTIVE DATE IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE, ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING “THIRD PARTY RELEASE” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CLAIMS OR CAUSES OF ACTION OF ANY RELEASING PARTY: (1) ARISING UNDER THE EXIT FACILITY; OR (2) EXPRESSLY SET FORTH IN AND REINSTATED OR PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS.
     ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED HEREIN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD PARTY RELEASE IS: (1) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES AND THE THIRD PARTY RELEASEES; (2) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS

RELEASED BY THE THIRD PARTY RELEASE; (3) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (4) FAIR, EQUITABLE AND REASONABLE; (5) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (6) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED PURSUANT TO THE THIRD PARTY RELEASE.
F. Exculpation
     The Exculpated Parties shall neither have nor incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the reasonable advice of counsel concerning his, her or its duties pursuant to or in connection with the Plan or any other related document, instrument or agreement.
G. Indemnification
     Subject to the occurrence of the Effective Date, the obligations of the Debtors and Reorganized Debtors, as the case may be, to indemnify, defend, reimburse or limit the liability of directors, managers, officers, employees, attorneys, other professionals and agents who were directors, managers, officers, employees, attorneys, other professionals and agents of the Debtors or the Reorganized Debtors, as the case may be, on or after the Petition Date against any claims or causes of action as provided in the certificates of incorporation, bylaws or other organizational documents, each in place as of the Petition Date, or applicable state law, shall survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.
H. Injunction
     EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES THAT: (1) HAVE BEEN DISCHARGED PURSUANT TO ARTICLE VIII.A HEREOF; (2) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.D HEREOF; (3) HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII.E HEREOF; OR (4) ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII.F HEREOF, ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM: (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (B) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION, OR LIABILITIES; (C) CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM OR ENCUMBRANCE OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES; (D) ASSERTING ANY RIGHT OF SETOFF OR SUBROGATION OF ANY KIND AGAINST ANY

OBLIGATION DUE FROM ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING ANY INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; AND (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY ENTITY SO RELEASED, DISCHARGED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED, DISCHARGED OR EXCULPATED CLAIMS, EQUITY INTERESTS, CAUSES OF ACTION OR LIABILITIES RELEASED OR SETTLED PURSUANT TO THE PLAN.
I. Setoffs
     Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or Interest, may set off against any Allowed Claim (other than DIP Facility Claims) or Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights and Causes of Action that such Reorganized Debtor may possess against such Holder.
J. Release of Liens
     Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.
ARTICLE IX.
ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS
A. Professional Fee Escrow Account
     On the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals with respect to unpaid fees or expenses or for whom fees or expenses have been held back pursuant to the Interim Compensation Order. Such funds shall not be property or be deemed property of the Reorganized Debtors. The Reorganized Debtors shall cause Accrued Professional Compensation to be paid in Cash to such Professionals from the Professional Fee Escrow Account when such Claims are Allowed by a Bankruptcy Court order; provided that the Debtors’ or the Reorganized Debtors’ liability for Accrued Professional Compensation shall not be limited nor be deemed to be limited to the funds available from the Professional Fee Escrow Account. When all Allowed Fee Claims have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

B. Professional Fee Reserve Amount
     On or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Confirmation Date and shall deliver such estimate to the Debtors and the Requisite Consenting Noteholders. If a Professional does not provide an estimate, the Reorganized Debtors may estimate the unpaid fees and expenses of such Professional. The total amount so estimated as of the Confirmation Date shall comprise the Professional Fee Reserve Amount; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional.
C. Post-Confirmation Date Fees and Expenses
     Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors or the Reorganized Debtors, as the case may be. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for services rendered or expenses incurred after the Confirmation Date in the ordinary course of business without any further notice to any party or action, order, or approval of the Bankruptcy Court; provided, however, that counsel to the Ad Hoc Noteholders Committee shall receive notice before any payments being made to Professionals for services rendered or expenses incurred after the Confirmation Date through the Effective Date.
D. Payment of Fees and Expenses of the Ad Hoc Noteholders Committee Professionals
     Notwithstanding any provision in the Plan to the contrary, Debtors or Reorganized Debtors shall promptly pay in Cash in full the Noteholders Professional Fees including the reasonable and documented fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP and FocalPoint Securities, LLC in their capacities as professional advisors to the Ad Hoc Noteholders Committee, and the legal counsel and financial advisor of the Indenture Trustee and the Collateral Agent, whether or not the Plan is ultimately consummated. All amounts distributed and paid to the foregoing parties pursuant to the Plan shall not be subject to setoff, recoupment, reduction or allocation of any kind.
ARTICLE X.
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN
A. Conditions Precedent to Confirmation
     It shall be a condition to Confirmation hereof that the following conditions shall have been satisfied unless waived pursuant to the provisions of Article X.C hereof:
1.	the Disclosure Statement in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders shall have been approved by the Bankruptcy Court; and

2.	the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders.
B. Conditions Precedent to Consummation
     It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied unless waived pursuant to the provisions of Article X.C hereof:
1.	the Confirmation Order (a) shall have become a Final Order in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders and (b) shall include a finding by the Bankruptcy Court that the New Common Stock and Warrants to be issued on the Effective Date will be authorized and exempt from registration under applicable securities laws pursuant to section 1145 of the Bankruptcy Code, and there shall have been no entry of any other court order prohibiting any transactions contemplated by the Plan from occurring;
2.	the Exit Facility Agreement, which shall be in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders, shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof;

3.	the Plan, including any amendments, modifications, or supplements thereto shall be acceptable to the Debtors and the Requisite Consenting Noteholders;

4.	the Plan Supplement, including any amendments, modifications, or supplements thereto shall be acceptable to the Debtors and the Requisite Consenting Noteholders;

5.	all actions, documents, certificates and agreements necessary to implement this Plan shall be in form and substance acceptable to the Debtors and the Requisite Consenting Noteholders and shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws;

6.	the Bankruptcy Court shall have entered the Confirmation Order, which shall authorize the rejection by the Debtors of the Unexpired Leases and Executory Contracts set forth in the Plan Supplement; and

7.	all conditions precedent in the Restructuring Support Agreement shall have been satisfied or waived in accordance with the terms thereof.
C. Waiver of Conditions
     The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article X may be waived by the Debtors (with the consent of the Requisite Consenting Noteholders) without notice to or action, approval or order of the Bankruptcy Court.
D. Effective Date
     The Effective Date shall be the first Business Day upon which all of the conditions specified in Article X.B hereof have been satisfied or waived.
E. Effect of Non-Occurrence of Conditions to Consummation
     If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.
ARTICLE XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN
A. Modification and Amendments
     Except as otherwise specifically provided herein, the Debtors reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan; provided, however, that such modifications shall be acceptable to the Requisite Consenting Noteholders. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and

Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan, remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided, however, that such alterations, amendments, modifications, remedies or reconciliations shall be acceptable to the Requisite Consenting Noteholders. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.
B. Effect of Confirmation on Modifications
     Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.
C. Revocation or Withdrawal of the Plan
     The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date, subject to the consent of the Requisite Consenting Noteholders; provided, that such consent shall not be required if the Debtors determine that proceeding with Confirmation of the Plan would be inconsistent with the exercise of their fiduciary duties under applicable law. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Entity.
ARTICLE XII.
RETENTION OF JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of or related to the Chapter 11 Cases and the Plan including jurisdiction to:
1.	allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;

2.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including Rejection Damages Claims, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article V, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

4.	ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.	adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	adjudicate, decide or resolve any and all matters related to Causes of Action;

7.	adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.	enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement, except as otherwise provided in the Confirmation Order;

9.	enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

10.	resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.	issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such discharge, releases, injunctions, exculpations and other provisions;

13.	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.H.1;

14.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

15.	determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.	consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.	hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

20.	hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

21.	hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

22.	enforce all orders previously entered by the Bankruptcy Court;

23.	hear any other matter not inconsistent with the Bankruptcy Code; and

24.	enter an order concluding or closing the Chapter 11 Cases.
ARTICLE XIII.
MISCELLANEOUS PROVISIONS
A. Immediate Binding Effect
     Subject to Article X.B and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.
B. Additional Documents
     On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents, which shall be in form and substance acceptable to the Requisite Consenting Noteholders, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as the Debtors or the Reorganized Debtors, as applicable, may deem necessary or advisable to effectuate the provisions and intent of the Plan.
C. Payment of Statutory Fees
     All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.
D. Dissolution of Committees
     On the Effective Date, the Creditors’ Committee (if any) and any and all other Committees (if any) shall dissolve, and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.
E. Reservation of Rights
     Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F. Successors and Assigns
     The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.
G. Service of Documents
     After the Effective Date, any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	Counsel to the Reorganized Debtors
InSight Health Services Holdings Corp.	Kirkland & Ellis LLP
26250 Enterprise Court, Suite 100	300 North LaSalle Street
Lake Forest, California 92630	Chicago, Illinois
Attn: Legal Department	Attn: James H.M. Sprayregen, P.C.;
Ryan Blaine Bennett; and
Paul Wierbicki
     After the Effective Date, the Debtors may, in their sole discretion, notify Entities that, in order to continue to receiving documents pursuant to Bankruptcy Rule 2002, such Entities must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.
H. Term of Injunctions or Stays
     Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
I. Entire Agreement
     Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.
J. Nonseverability of Plan Provisions
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court or otherwise to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent and the consent of the Requisite Consenting Noteholders; and (3) nonseverable and mutually dependent.

K. Conflicts
     Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control.
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Dated: December 10, 2010

InSight Health Services Holdings Corp. (for itself and each of the Debtors)

By:	/s/ Keith S. Kelson

Name:	Keith S. Kelson
Title:	Executive Vice President and Chief Financial Officer